Exhibit (h)(5)

Amendment

dated May 14, 2009 to

Administrative and Shareholder Services Agreements

WHEREAS, MassMutual Premier Funds (the “Trust”) on behalf of each of its series as set forth on Appendix A (each a “Fund” and together the “Funds”) and Massachusetts Mutual Life Insurance Company (the “Manager”) have entered into Administrative and Shareholder Services Agreements (the “Agreements”).

WHEREAS, the Trust, on behalf of each Fund, and the Manager wish to amend the Agreements as follows:

Pursuant to Article V, Section C, the following hereby replaces, in its entirety, Article II, Section A: Expenses

ARTICLE II: EXPENSES

A. Expenses. The Manager shall assume all expenses of the Trust and the Fund, including the Manager’s reasonable out-of-pocket disbursements; provided, however, that the Fund or the Trust shall pay:

1.	Taxes and corporate fees payable to governmental agencies;

2.	Brokerage commissions (which may be higher than other brokers would charge if paid to a broker which provides brokerage and research services to the Manager for use in providing investment advice and management to the Fund and other accounts over which the Manager exercises investment discretion) and other capital items payable in connection with the purchase or sale of the Fund’s investments (The words “brokerage and research services” shall have the meaning given in the Securities Exchange Act of 1934 and the Rules and Regulations thereunder.);

3.	Interest on account of any borrowing by the Fund;

4.	Fees and expenses of the Trust’s Trustees who are not officers or employees of the Manager or an affiliate;

5.	Fees payable to the Trust’s certified independent public accountants;

6.	Fees paid to the Trust’s independent legal counsel;

7.	Fees paid to the Trust’s outside legal counsel;

8.	Fees paid to the Fund’s custodian;

9.	Fees paid to the Fund’s Investment Manager;

10.	Payments due pursuant to any 12b-1 Plan adopted by the Trust and applicable to the Fund;

11.	Fees paid for each Fund’s fidelity bond insurance;

12.	Fees paid for D&O insurance for the Trust’s Trustees;

13.	Fees paid to the Trust’s service provider for compliance with the Trust’s annual Form N-PX filing;

14.	Fees paid for subscriptions to investment company-related periodicals for the Trust’s Trustees;

15.	Fees and expenses related to (i) Board-related matters, (ii) the production and printing of periodic reports including, but not limited to, annual and semi-annual reports and (iii) the production and printing of prospectuses that are sent to existing, and not prospective, shareholders; and

16.	Fees paid to independent third parties for materials to be used in connection with the Trustees’ annual approval of investment management and investment sub-advisory agreements for the Funds.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

MASSMUTUAL PREMIER FUNDS
on behalf of each of its series

By:	/s/ Nicholas Palmerino
Nicholas Palmerino
CFO and Treasurer

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Eric Wietsma
Eric Wietsma
Corporate Vice President

APPENDIX A

MassMutual Premier Money Market Fund

MassMutual Premier Short-Duration Bond Fund

MassMutual Premier Inflation-Protected and Income Fund

MassMutual Premier Core Bond Fund

MassMutual Premier Diversified Bond Fund

MassMutual Premier Strategic Income Fund

MassMutual Premier High Yield Fund

MassMutual Premier International Bond Fund

MassMutual Premier Balanced Fund

MassMutual Premier Value Fund

MassMutual Premier Enhanced Index Value Fund

MassMutual Premier Enhanced Index Core Equity Fund

MassMutual Premier Main Street Fund

MassMutual Premier Capital Appreciation Fund

MassMutual Premier Enhanced Index Growth Fund

MassMutual Premier Discovery Value Fund

MassMutual Premier Small Capitalization Value Fund

MassMutual Premier Main Street Small Cap Fund

MassMutual Premier Small Company Opportunities Fund

MassMutual Premier Global Fund

MassMutual Premier International Equity Fund

MassMutual Premier Focused International Fund

MassMutual Premier Strategic Emerging Markets Fund